UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2015

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 29, 2015, SFX Entertainment, Inc. (the “Company”), a Delaware corporation, entered into a letter agreement (the “Totem Amendment”) amending certain provisions of that certain asset contribution agreement, dated as of May 15, 2013, as subsequently amended, (the “Totem Agreement”), by and among the Company, SFX-Totem Operating Pty Ltd, a wholly owned subsidiary of the Company (“SFX-Totem”, and together with the Company, “SFX”), Totem Onelove Group Pty Ltd (“Totem Onelove”), Totem Industries Pty Ltd (“Totem Industries”, and together with Totem Onelove Group, the “Transferors”), Artists Alliance Australasia Pty Ltd in its capacity as trustee of the F Cotela Family Trust (“Shareholder A”), Beggars Canyon Investments Pty Ltd in its capacity as trustee of the Skywalker Family Trust (“Shareholder B”), Deyson Pty Ltd in its capacity as trustee of the Deyson Trust (“Shareholder C”), Sellmark International Pty Ltd in its capacity as trustee of the Robot Samba Trust (“Shareholder D”), Peter John Raftopoulos in his capacity as trustee of the Raff Family Trust (“Shareholder E”, and together with Shareholder A, Shareholder B, Shareholder C and Shareholder D, the “Shareholders”), Francesco Cotela in his personal capacity (“Cotela”), Simon Gregory Coyle in his personal capacity (“Coyle”), Dror Erez in his personal capacity (“Erez”), Richard Mark McNeill in his personal capacity (“McNeill”) and Peter John Raftopoulos in his personal capacity (“Raftopoulos”, and together with Cotela, Coyle, Erez and McNeill, the “Principals”).

The Totem Amendment amends certain provisions of the Totem Agreement relating to Transferors’ right, exercisable beginning on October 28, 2015, to cause SFX to repurchase all of the 1,105,846 shares of the Company’s common stock issued to the Transferors as stock consideration in connection with SFX’s acquisition of the Transferors’ assets (such shares, the “Redemption Shares”), for a fixed price of AUS $13.56 per share (the “IPO Per Share Price”) or AUS $15.0 million in total (the “Redemption Price”), which would have been payable in full within forty-five days after Transferors’ election to exercise under the terms of the Totem Agreement.

The Totem Amendment sets forth that the Transferors have elected to exercise the aforementioned put right as of October 29, 2015. Pursuant to the Totem Amendment, the Redemption Price will be payable to Transferors in installments as follows: (i) US $3.0 million on or before November 16, 2015; (ii) US $2.5 million on or before June 1, 2016; and (iii) the balance of the Redemption Price on or before March 1, 2017; provided that SFX shall also be obligated to pay an amount equal to thirty percent (30%) of SFX-Totem’s EBITDA during the 2015 calendar year, if any, payable by April 29, 2016, and to be applied against the then unpaid amount of the Redemption Price. At the time of each installment a proportionate number of the Redemption Shares then outstanding will be repurchased by SFX.

The Totem Amendment further provides SFX with the additional right to provide price-protection to the Transferors on the Redemption Shares as an alternative to repurchasing the appropriate number of Redemption Shares on an applicable installment date.  Under this right and subject to certain limitations, SFX may elect to have the Transferors publicly sell the Redemption Shares and SFX would pay to Transferors an amount equal to the difference between the proceeds from the sale of the Redemption Shares and the amount of the installment then payable; provided that the Transferors may elect to retain ownership of the Redemption Shares in lieu of a sale and receive a payment equal to the difference between the market value of the Redemption Shares retained, as determined using the trailing average trading price of the Company’s common stock, and the amount of the installment then payable.

The foregoing description of the Totem Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, attached hereto as Exhibits 10.1 incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1

Letter Agreement, dated October 29, 2015, by and between SFX Entertainment, Inc., SFX-Totem Operating Pty Ltd, Totem Onelove Group Pty Ltd, Totem Industries Pty Ltd, and the other parties listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: November 4, 2015	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director